Exhibit 15(b)

October 5, 2009

Oncor Electric Delivery Holdings Company LLC

1601 Bryan Street

Dallas, TX 75201

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Oncor Electric Delivery Holdings Company LLC and subsidiaries for the three- and six-month periods ended June 30, 2009 and 2008, and have issued our report dated September 2, 2009 (which report includes an explanatory paragraph relating to the adoption of SFAS 160 on a retrospective basis). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above are being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas